EXHIBIT 3.5
(Translation)
SHARE HANDLING RULES
OF
NIPPON MINING HOLDINGS, INC.
(Enacted: January 5, 2009)
Chapter I
GENERAL PROVISIONS

Article 1.	(Purpose)
The business pertaining to the handling of the shares of NIPPON MINING HOLDINGS, INC. (the “Company”) including exercise of shareholder rights by its shareholders shall be governed by the relevant rules and regulations set forth by the Japan Securities Depository Center, Inc. (“JASDEC”) and the financial institutions including but not limited to securities companies (“Securities Companies”) where its shareholders maintain a transfer account, as well as by the provisions set forth herein in accordance with the provisions of the Articles of Incorporation of the Company.

Article 2.	(Administrator of the Shareholders’ Register)
The Company’s Administrator of the Shareholders’ Register and its business office with respect to the shares of the Company shall be as follows:
(1)	Administrator of the Shareholders’ Register The Chuo Mitsui Trust and Banking Company, Limited 33-1 Shiba 3-chome, Minato-ku, Tokyo 105-8574 Japan

(2)	Business Office Head Office, The Chuo Mitsui Trust and Banking Company, Limited 33-1 Shiba 3-chome, Minato-ku, Tokyo 105-8574 Japan

Chapter II
ENTRIES OR RECORDS IN THE SHAREHOLDERS’ REGISTER

Article 3.	(Entries in the Shareholders’ Register)
1.	Changes to the records in the shareholders’ register shall be made based on relevant information provided by JASDEC including but not limited to General Shareholders Notification (but excluding Individual Shareholder Notification as referenced in Article 154, paragraph 3 of the Act on Transfer of Bonds, Shares, etc. (Act No.75 of 2001) (the “Act”) ).

2.	Notwithstanding the foregoing, entries in or changes to the shareholders’ register shall be made without reference to information provided by JASDEC in case of issuance of new shares or other instances as specified by the relevant laws and regulations.

3.	Entries in the shareholders’ register shall be made using letters and symbols specified by JASDEC.

Article 4.	(Notification Regarding the Matters Pertaining to Entries in the Shareholders’ Register)
Pursuant to the provisions set forth by JASDEC, shareholders shall notify the Company of their full name and address, or any changes thereto, through a Securities Company and JASDEC.

Article 5.	(Representative of Corporation)
Pursuant to the provisions set forth by JASDEC, corporate shareholders shall notify the Company of the name of a representative, or any changes thereto, through a Securities Company and JASDEC.

Article 6.	(Representative of Jointly Owned Shares)
Pursuant to the provisions set forth by JASDEC, shareholders jointly owning Company shares shall nominate a representative and notify the Company of the name and address of the representative, or any changes thereto, through a Securities Company and JASDEC.

Article 7.	(Statutory Agent)
Pursuant to the provisions set forth by JASDEC, a shareholder’s statutory agent, such as a person in parental authority or a guardian, shall notify the Company of their name and address, or any changes thereto or cancellations thereof, through a Securities Company and JASDEC.

Article 8.	(Notification by Nonresident Shareholders, etc.)
1.	Nonresident shareholders or their statutory agents shall either select their standing proxy in Japan or specify an address in Japan to which notifications are to be sent.

2.	Pursuant to the provisions set forth by JASDEC, the name and address of the standing proxy stated in the foregoing paragraph or the address to which notifications are to be sent, or any changes thereto, shall be notified to the Company through a Securities Company and JASDEC.

Article 9.	(Notifications Received through JASDEC)
Shareholders’ notifications received through a Securities Company and JASDEC shall be deemed to have been received directly from the shareholder concerned.

Article 10.	(Registered Pledgees)
Provisions set forth in this Chapter shall also apply to registered pledgees.
Chapter III
SHAREHOLDER IDENTIFICATION

Article 11.	(Shareholder Identification)
1.	When a shareholder (including a shareholder whose information was provided by Individual Shareholder Notification) makes a request to the Company or otherwise exercises shareholder rights (“Request(s)”), the shareholder shall attach or provide documents to prove his/her identity (“ID Documents”) except when the Company is able to confirm his/her identify without such documents.

2.	When the shareholder’s Request is made to the Company through a Securities Company and JASDEC, such a request shall be deemed to have been made directly by the shareholder concerned, and no ID Documents shall be required.

3.	The foregoing paragraphs shall also apply when Requests are made by the shareholder’s agent. Such Requests must be accompanied by a power of attorney showing the name and address of the shareholder concerned.

4.	The foregoing Paragraphs 1 and 2 shall also apply to shareholders’ agents.
Chapter IV
PROCEDURES FOR THE EXERCISE OF SHAREHOLDER RIGHTS

Article 12.	(Minority Shareholders’ Rights)
When a shareholder directly exercises minority shareholders’ rights against the Company as provided in Article 147, Paragraph 4 of the Act, the shareholder shall provide a written document executed with a signature or seal impression as well as the receipt for Individual Shareholder Notification.

Article 13.	(Placement of Shareholder Proposals into the Company’s Proxy Materials)
Pursuant to Article 93, Paragraph 1 of the Ordinance for Enforcement of the Companies Act, the Company sets the following limits with respect to the maximum length of a shareholder proposal.
(1)	Reasons for the proposal 400 letters for each proposal

(2)	Supporting statement for the proposal 400 letters for each proposal
A shareholder proposal pertaining to election of directors, statutory auditors and outside statutory auditors to be placed in proxy materials shall not exceed 400 letters for each candidate.

Chapter V
PURCHASE OF ODD-LOT SHARES

Article 14.	(Method of Making a Buy-back Request for Odd-lot Shares)
Pursuant to the provisions set forth by JASDEC, buy-back requests for odd-lot shares shall be made through a Securities Company and JASDEC.

Article 15.	(Determination of Purchase Price)
1.	Unit purchase price for the transaction referenced in the foregoing paragraph shall be the closing price on the Tokyo Stock Exchange (the “TSE”) on the day on which the buy-back request is received by the business office of the Administrator of the Register. The unit purchase price for a request made on a day when there was no trade on the TSE or when the TSE is closed shall be the price at which the first trade was consummated on the immediately following day.

2.	The total amount payable for the transaction referenced in the foregoing paragraph shall be determined by taking the unit purchase price pursuant to the foregoing paragraph and multiplying it by the number of shares subject to the buy-back request.

Article 16.	(Payment of Purchase Price)
1.	Unless otherwise provided by the Company, pursuant to the provisions set forth by JASDEC, payment of the purchase price shall be made on the fourth business day from the day immediately following the date when the unit purchase price was determined. Notwithstanding this, when the purchase price is a cum-rights price inclusive of the rights to receive dividends or stock-split rights, the purchase price shall be paid on or before the record date.

2.	The requesting shareholder may request the Company to pay the purchase price by remittance to his/her designated bank account or in cash by postal transfer through Japan Post Bank Co., Ltd.

Article 17.	(Transfer of Purchased Shares)
Title to the odd-lot shares requested to be purchased shall be transferred to the Company’s transfer account on the date on which the payment or procedures for payment have been completed as prescribed in the preceding article.

Chapter VI
SALE OF ADDITIONAL ODD-LOT SHARES

Article 18.	(Method of Requesting Sale of Odd-lot Shares)
Pursuant to the provisions set forth by JASDEC, request for sale of odd-lot shares by current holders of odd-lot shares sufficient to bring the total number of shares held by the shareholder to a full trading unit of shares shall be made through a Securities Company and JASDEC.

Article 19.	(Request for Sale of Odd-lot Shares in Excess of Outstanding Balance of Treasury Shares)
If requests to sell odd-lot shares made on the same day aggregate to more than the number of treasury shares held by the Company that are available for sale, all such requests shall be treated as void.

Article 20.	(Effective Date of a Request to Sell Odd-lot Shares)
A request to sell odd-lot shares shall become effective on the date when the request is received by the business office of the Administrator of the Register.

Article 21.	(Determination of Price for the Sale of Odd-lot Shares)
1.	The unit selling price for the transaction referenced in Article 18 shall be the closing price on the Tokyo Stock Exchange (the “TSE”) on the day on which the request to sell odd-lot shares becomes effective. If the effective date falls on a day when there was no trade on the TSE or when the TSE is closed, the unit selling price shall be the price at which the first trade was consummated on the immediately following day.

2.	The total amount receivable by the Company for the transaction referenced in the foregoing paragraph shall be determined by taking the unit selling price pursuant to the foregoing paragraph and multiplying it by the number of shares the Company was requested to sell.

Article 22.	(Transfer of Odd-lot Shares Sold)
Pursuant to the provisions set forth by JASDEC, the Company shall request JASDEC to transfer treasury shares to the transfer account of the shareholder who requested the sale of odd-lot shares, in an amount corresponding to the number of shares the shareholder requested the Company to sell, on the day when the Company has confirmed that the shareholder, through a Securities Company, has made a payment to the bank account designated by the Company in an amount equal to the total price payable by the shareholder.

Article 23.	(Closed Periods for the Handling of the Request for Sale of Odd-lot Shares)
1.	The Company shall suspend its handling of request for sale of additional odd-lot shares during the periods lasting ten (10) consecutive business days ending on each of the dates indicated below every year:
(1)	March 31;

(2)	September 30; and

(3)	Record date, etc., specified by JASDEC.
2.	Notwithstanding the foregoing, the Company shall be able to set up any other closed periods as deemed necessary.
Chapter VII
SPECIAL PROVISIONS FOR SPECIAL ACCOUNTS

Article 24.	(Special Provisions for Special Accounts)
Identification of shareholders who are beneficiaries of special accounts and handling of matters relating to the special accounts shall be governed by provisions set forth by JASDEC, as well as by the provisions set forth by the financial institutions where such special accounts are opened.
Chapter VIII
HANDLING CHARGES

Article 25.	(Handling Charges)
The Company shall not impose handling charges on requests for purchase of odd-lot shares pursuant to Article 14 herein nor on requests for sale of odd-lot shares pursuant to Article 18 herein.

Chapter IX
LEGITIMATE REASONS FOR REQUESTING GENERAL SHAREHOLDERS NOTIFICATION

Article 26.	(Legitimate Reasons for Requesting General Shareholders Notification)
The followings are the legitimate reasons for which the Company may request general shareholders notification pursuant to Article 151, Paragraph 8 of the Act:
(1)	When it is required by the Company to send a notification to shareholders pursuant to the relevant laws and regulations, the Securities Listing Regulations, the Company’s Articles of Incorporation, and other relevant regulations (“laws and regulations”);

(2)	When it is required by the Company to disclose information regarding shareholders or provide the information to government agencies or stock exchanges pursuant to relevant laws and regulations;

(3)	When it is required by the Company to offer a shareholder benefit program or to take other actions for the common benefit of shareholders;

(4)	When it is required by the Company to prevent events that may cause damage to the Company or its shareholders including but not limited to delisting and revocation of license; and

(5)	When the Company deems it appropriate to have actual shareholder positions reflected in the register of its shareholders at a certain point in time specified by the Board of Directors.

Article 27.	(Legitimate Reasons for Provision of Information)
The followings are the legitimate reasons for which the Company may request information on shareholders pursuant to Article 277 of the Act:
(1)	When the Company has shareholder’s consent;

(2)	When the Company needs to verify the identity of the person who claims to be a shareholder;

(3)	When the Company needs to confirm that all necessary conditions are satisfied by the shareholder for his/her exercise of shareholder rights;

(4)	When the Company needs the information to comply with the legal requirements calling for disclosure of information pertaining to its shareholders, and provision of such information to government agencies or stock exchanges;

(5)	When the Company needs the information to prevent any events that may cause damage to the Company or its shareholders including but not limited to delisting and revocation of license; and

(6)	When it is brought to the Company’s attention that a certain person is intending to submit a Request to the Company.